EXHIBIT 10.1

April 18, 2005

Mr. Brian Matusek
12001 N. Houston Rosslyn
Houston, TX 77086

Dear Brian:

I am pleased to offer you the transfer position of Senior Vice President of U.S. Operations & Global Services reporting to me effective May 1, 2005.

Your new base compensation will be $275,000 annually ($10,576.93 bi-weekly salary for each of 26 pay periods).

In addition, you are eligible for participation in a Hanover annual incentive plan. The target incentive payment for this position is 0-50% percent of your base salary earned for the current calendar year. Payment under the incentive plan is determined based upon Hanover’s performance, as well as your individual performance throughout the year, and other business factors. You must be an active employee on the date the plan is distributed to receive payment under the plan. Hanover reserves the right to amend or terminate the incentive plan programs at any time.

Your signature below indicates that you understand and are willing to accept employment on the terms and conditions identified above. You also acknowledge that this letter contains all of the material terms and conditions of employment that you will use to make your decision and that you have not relied on any other agreements, assurances, representations or promises as the basis for your decision to accept the job as offered.

Brian, we are embarking on a highly challenging period in Hanover and welcome your skills and capabilities in helping us meet our business goals. In the meantime, if you have any questions or need additional assistance, please feel free to contact me.

Sincerely,

John Jackson
President & CEO

I Accept Employment on the Above Referenced Terms:

Employee Signature:	Date:	4/18/2005

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